Exhibit 99.1

IMMEDIATE RELEASE
Contact:
Ashlee Dunston
Director, Investor Relations and Corporate Communications
adunston@atyrpharma.com

aTyr Pharma Strengthens Board of Directors with Appointment of Dr. Sara Zaknoen

SAN DIEGO – May 25, 2021 – aTyr Pharma, Inc. (Nasdaq: LIFE), a biotherapeutics company engaged in the discovery and development of innovative medicines based on novel biological pathways, today announced the appointment of Sara Zaknoen, M.D., to the company’s Board of Directors. Dr. Zaknoen is an experienced pharmaceutical drug development and clinical research executive having previously served as Chief Medical Officer at several biotech companies.

“We are very pleased to welcome Sara, a highly accomplished executive with experience in drug development, to our Board of Directors,” said Sanjay S. Shukla, M.D., M.S., President and Chief Executive Officer of aTyr. “While we work toward the readout of our proof-of-concept study for our lead therapeutic candidate, ATYR1923, in pulmonary sarcoidosis in the third quarter of this year, we also continue to further our pipeline of antibodies targeting Neuropilin-2, including ATYR2810, which is in preclinical development for cancer. We believe Sara’s experience advancing programs at both biotech and large pharma companies is ideally situated to support and guide aTyr as we prepare for the next clinical stage program to emerge from our tRNA synthetase biology platform.”

Through her company, Zed Strategic Consulting, Dr. Zaknoen has worked as a clinical drug development consultant with large pharma and biotech companies across multiple disease indications since 2014. Previously, Dr. Zaknoen held Chief Medical Officer positions at several biotechnology companies, including Ignyta, Inc., Polynoma LLC, Tragara Pharmaceuticals, Inc. and Cabrellis Pharmaceuticals Corporation. Prior to that, Dr. Zaknoen served as Executive Director of Phase 2/3 Clinical Oncology Research at Novartis Pharmaceutical Corporation where she provided oversight for a number of important marketed therapies, such as Gleevec®, Tasigna® and Exjade®. This included supervising the execution of clinical studies, including registrational trials, and involvement with new drug applications and label expansion activities. As Director of Clinical Oncology Research at Schering-Plough (now Merck) she was the lead physician on the Temodar® program, supporting its approval and launch. Additional professional experience includes: Assistant Professor of Medicine at the University of Cincinnati Medical Center; Director of Experimental Therapeutics at the Western Pennsylvania Hospital, Western Pennsylvania Cancer Institute; and Medical Staff Fellow at the National Cancer Institute. Dr. Zaknoen completed her residency, internship and fellowship in hematology/oncology at the University of Minnesota. She received her M.D. from Indiana University School of Medicine and her B.S. in chemistry and biology from Valparaiso University.

Dr. Zaknoen added, “I am thrilled to join the Board of Directors at aTyr, particularly at an exciting time for the company, which includes an important inflection point as they prepare to advance their pulmonary sarcoidosis program. In addition, the research team is making significant progress with their next pipeline candidate, ATYR2810, in oncology. I look forward to helping the company develop this emerging new therapeutic approach, which I believe has the potential to drive great value for the company.”

About aTyr

aTyr is a biotherapeutics company engaged in the discovery and development of innovative medicines based on novel biological pathways. aTyr’s research and development efforts are concentrated on a newly discovered area of biology, the extracellular functionality and signaling pathways of tRNA synthetases. aTyr has built a global intellectual property estate directed to a potential pipeline of protein compositions derived from 20 tRNA synthetase genes and their extracellular targets. aTyr’s primary focus is ATYR1923, a clinical-stage product candidate which binds to the Neuropilin-2 receptor and is designed to down-regulate immune engagement in inflammatory lung diseases. For more information, please visit http://www.atyrpharma.com..

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are usually identified by the use of words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “seeks,” “should,” “will,” and variations of such words or similar expressions. We intend these forward-looking statements to be covered by such safe harbor provisions for forward-looking statements and are making this statement for purposes of complying with those safe harbor provisions. These forward-looking statements include statements regarding potential therapeutic benefits and applications of our tRNA synthetase biology platform and related product candidates; timelines and plans with respect to certain development activities; and certain development goals. These forward-looking statements also reflect our current views about our plans, intentions, expectations, strategies and prospects, which are based on the information currently available to us and on assumptions we have made. Although we believe that our plans, intentions, expectations, strategies and prospects, as reflected in or suggested by these forward-looking statements, are reasonable, we can give no assurance that the plans, intentions, expectations or strategies will be attained or achieved. All forward-looking statements are based on estimates and assumptions by our management that, although we believe to be reasonable, are inherently uncertain. Furthermore, actual results may differ materially from those described in these forward-looking statements and will be affected by a variety of risks and factors that are beyond our control including, without limitation, uncertainty regarding the COVID-19 pandemic, risks associated with the discovery, development and regulation of our product candidates, the risk that we or our partners may cease or delay preclinical or clinical development activities for any of our existing or future product candidates for a variety of reasons (including difficulties or delays in patient enrollment in planned clinical trials), the possibility that existing collaborations could be terminated early, and the risk that we may not be able to raise the additional funding required for our business and product development plans, as well as those risks set forth in our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and in our other SEC filings. Except as required by law, we assume no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

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